Exhibit 4(c)


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                       PURCHASE PAYMENT CREDIT ENDORSEMENT
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This Endorsement is made part of Your Contract to which it is attached and is effective on the date stated below :

[CONTRACT OWNER:]       [JOHN DOE]
CONTRACT NUMBER:        [SPECIMEN]
EFFECTIVE  DATE:        [JANUARY 1, 2003]

The "Purchase Payment Credit" provision in Your Contract is deleted and replaced with the following:

PURCHASE PAYMENT CREDIT

We will add a Purchase Payment Credit to this Contract with each Purchase Payment that is applied on or after the effective date of this rider. The Purchase Payment Credit will be equal to the Purchase Payment multiplied by the Purchase Payment Credit Percentage. Each Purchase Payment Credit will be applied on a pro rata basis to the Investment Options in the same ratio as the applicable Purchase Payment.

The Purchase Payment Credit Percentage reflected in the Contract Specification page will remain in effect for the first Contract Year and is based upon the oldest age of the Owner/Annuitant on the Contract Effective Date. The Purchase Payment Credit percentage to be applied after the first contract year will be based upon the oldest age of the Owner/Annuitant on the date the Purchase Payment is credited to Your Contract as follows:

         Age 69 and under:          [5]%
         Age 70 through Age 80:     [4]%

Purchase Payment Credits will be deducted from any refund amount under the following circumstances:

     (a)  upon return of this Contract during the Right to Examine Period;
     (b) due to death of the Owner or Annuitant (with no Contingent Annuitant surviving) during the 12 months following the application of any Purchase Payment Credit; or
     (c) termination of this Contract during the 12 months following the application of any Purchase Payment Credit.

When a Purchase Payment Credit is deducted from a refund amount as described above, You retain any gains and We incur any losses attributable to that Purchase Payment Credit. Additionally, if a Purchase Payment Credit is deducted from a refund amount, no withdrawal charge will be assessed on that Purchase Payment Credit.


                             /s/ George C. Kokulis

                                    PRESIDENT